Exhibit 99.1

Metabolix Announces Exercise of Underwriters’ Over-Allotment Option
and Closing of $51.7 Million Public Offering of Common Stock

CAMBRIDGE, Mass. (May 24, 2011) — Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing sustainable solutions for plastics, chemicals and energy, today announced that it has closed an underwritten public offering of 7,130,000 shares of its common stock at a price to the public of $7.25 per share for gross proceeds of $51.7 million. The shares include 930,000 shares of common stock sold pursuant to the over-allotment option granted by the Company to the underwriters, which option was exercised in full. The net proceeds from the sale of the shares, after deducting the underwriters’ discounts and other estimated offering expenses payable by Metabolix, will be approximately $49.4 million. J.P. Morgan Securities LLC is the sole book-running manager and Stifel Nicolaus Weisel is the co-manager for this offering.  The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

The shares were issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (SEC) and was declared effective on May 9, 2011. A preliminary prospectus supplement and final prospectus supplement related to the offering were filed with the SEC and are available on the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement relating to these securities may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone at: (866) 803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™, a family of high performance bioplastics, which are biobased and biodegradable alternatives to many petroleum–based plastics, through Telles, a joint venture between Metabolix and Archer Daniels Midland Company. Metabolix is also developing biosourced industrial chemicals and a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane. (MBLX-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance.  Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expectations for Metabolix research and development programs, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated and are detailed in Metabolix’s filings with the

Securities and Exchange Commission. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Media:

Schwartz Communications
Keith Giannini or Jen Barlow, 781-684-0770
metabolix@schwartzcomm.com

or

Investors:

ICR
James Palczynski, 203-682-8229
james.palczynski@icrinc.com